Exhibit 3.1

Amendment No. 2 to the Bylaws of VeriFone Systems, Inc.

The Bylaws (the “Bylaws”) of VeriFone Systems, Inc. (formerly, VeriFone Holdings, Inc.) are amended, effective following the close of the VeriFone Systems, Inc. Annual Meeting on June 20, 2013, as follows:

Section 2.8 of the Bylaws is amended to read in its entirety as follows:

Section 2.8 Voting; Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. If the certificate of incorporation provides for more or less than one vote for any share on any matter, every reference in these bylaws to a majority or other proportion of stock shall refer to such majority or other proportion of the votes of such stock. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by a written proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or represented by proxy at such meeting shall so determine. Unless otherwise provided by law or by the certificate of incorporation or these bylaws (including Section 3.2 of these bylaws), the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise provided by law or by the certificate of incorporation or these bylaws.

Section 3.2 of the Bylaws is amended to read in its entirety and a new Section 3.3 is inserted as follows:

Section 3.2. Election; Term of Office. Each director shall hold office until the next annual meeting of the stockholders and his or her successor is elected and qualified, or until his or her earlier resignation or removal. Except as may be otherwise required by the Certificate of Incorporation, each director shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present, provided that the directors shall be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum is present for which the Secretary of the Corporation determines that the number of director nominees exceeds the number of directors to be elected at such meeting as of the date that is ten days preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

Section 3.3. Resignation; Removal; Vacancies. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (i) the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, or (ii) as otherwise provided by law, be filled only by the affirmative vote of the majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of the stockholders and his or her successor is elected and qualified, or until his or her earlier resignation or removal. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law or in these bylaws, may exercise the powers of the full Board of Directors until the vacancy is filled.

The remaining sections in Article III shall be renumbered accordingly, beginning with Section 3.4 Regular Meetings.